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                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("Agreement") dated as of October 1, 1999, between James Conners, residing at _____________________ ("Employee"), and DynamicWeb Enterprises, Inc., a corporation having its offices at 271 Route 46 West, Building F, Suite 209, Fairfield, New Jersey ("the Company").

         WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will employ the Employee and the Employee will serve as employee of the Company.

         NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1.       CONDITIONS PRECEDENT

         This Agreement shall be contingent upon and shall not take effect until it and the terms contained herein are ratified and approved by the Company's Board of Directors.

2.       TERM

         The employment of Employee shall commence on the date that the Company's Board of Director approves and ratifies this fully-executed Agreement and end on September 30, 2002 ("Employment Period"). Upon the expiration of the Employment Period, the term shall be automatically renewed from year to year for a period of one (1) year ("Renewal Period" or "Employment Period"), unless either the Company or the Employee gives the other party ninety (90) days notice before the expiration of the Employment Period or any Renewal Period that it elects to terminate this Agreement.

3.       POSITION AND DUTIES

         Employee shall serve as President of the Company reporting to the Chief Executive Officer. Employee shall fulfill such general management duties and responsibilities as are consistent with the position of President, and as are assigned to him from time to time by the Chief Executive Officer. In his capacity as President, the Employee shall endeavor to, and shall be given all necessary support (including financial and administrative support) by the Company to: (1) provide strategic planning and direction for the Company; (2) oversee all Company departments; (3) recruit personnel for all departments; (4) actively promote securities offerings; and (5) outreach to network of contacts. Employee shall use his best efforts to advance the best interests of the Company and perform his duties hereunder diligently, faithfully and in accordance with his highest professional standards and, more particularly, the standards as outlined in the attached memorandum made part hereof as Exhibit A. The Employee shall devote his entire working time, attention and energies to the business of the






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Company and shall assume and perform such further reasonable responsibilities and duties as may be assigned from time to time.

4. AGREEMENT TO ABIDE BY POST-EMPLOYMENT TERMS OF STERLING COMMERCE EMPLOYEE AGREEMENT

         Employee agrees to abide by the surviving restrictions and limitations contained in the Sterling Commerce Employee Agreement ("Sterling Agreement") and acknowledges receipt of certain correspondence from the Company relating to same, which was dated August 5, 1997 and which is attached hereto and made part hereof as Exhibit B.

5.       COMPENSATION AND BENEFITS

         A.       BASE SALARY

         As compensation for the Employee's services hereunder during the Employment Period, the Company shall pay the Employee a base salary at the annual rate of One Hundred Eighty Thousand Dollars ($180,000) subject to an automatic Twenty Thousand Dollar ($20,000) escalator following each completed year of employment with the Company ("Base Salary") throughout the Employment Period. Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices, but no less frequently than twice each month.

         B.       INCENTIVE COMPENSATION

         Employee shall be eligible to participate in any incentive compensation plan that may hereafter be adopted by the Company for its executives and key management employees.

         C.       STOCK OPTIONS

         Employee may purchase the noted amount of common stock over the course of the Employment Period in accordance with the following schedule: 100,000 shares over three (3) years (34,000 in Year 1; 33,000 in Year 2; and 33,000 in Year 3) vesting at the end of each year at a price of $3.00 per share. Nothing contained herein shall in any way alter, change, effect or modify any prior agreement between the Company and Employee regarding the grant, purchase or vesting of options to purchase shares of common stock of the Company.

         D.       MEDICAL BENEFITS AND INSURANCE

                  (a) Employee shall be eligible for sick leave, life, major medical, hospitalization, dental and disability insurance on the same terms and conditions as such benefits are provided for or made available to other executive or key management personnel.

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                  (b) The Company shall pay the premiums on a term life
insurance policy written by an insurer which agrees to pay the principal amount of $150,000 in the event of Employee's death during the Employment Period. Selection of the insurer and the terms of the policy shall be at the sole discretion of the Company. Employee shall have no ownership interest in the policy, but shall have the right to assign the benefits under the policy. The Company shall have no obligation beyond payment of premiums. Upon termination of employment and providing the policy so permits, Employee may continue coverage at Employee's expense.

         F.       COMMUTING EXPENSES

         During the Employment Period, the Company agrees to reimburse Employee for one weekly plane trip to Ohio/Michigan, provided that the airline ticket must be purchased at least seven (7) days in advance and must include a Saturday overnight stay.

         G.       HOUSING

         During the Employment Period, the Employee shall be provided with use of living accommodations in New Jersey in a rental home or apartment of the Employee's choice at a monthly rent of up to One Thousand Dollars ($1000.00). During the period of use of the housing and unless included within the cost of the rent, the Employee shall be responsible to pay all utilities, including heat, electricity and water.

         H.       AUTOMOBILE

         During the Employment Period, the Employee shall be provided with the use of a leased automobile with a leased value of up to Five Hundred Dollars ($500.00) per month.

         I.       EMPLOYEE PENSION PLAN

         Employee shall be eligible to participate in any Employee Pension Plan that may hereafter be adopted by the Company for its executives and key management personnel.

6.       TERMINATION

         (a) The Company shall have the right during the Employment Period to terminate the employment of Employee for Cause, which for purposes of this Agreement shall mean:

                  (i) Employee's death;

                  (ii) Employee's legal incapacity if, as a result of the Employee's incapacity due to physical or mental illness or injury, the Employee shall have been unable to perform adequately his duties as herein provided for one-hundred and eighty (180) consecutive days in any twelve (12) month period;

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                  (iii) Employee's conviction of, or plea of nolo contendere, to a felony or crime involving moral turpitude;

                  (iv) Employee's commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with Employee's employment by the Company;

                  (v) Employee's commission of an act which the Board of Directors by a vote of at least two-thirds (2/3) of all the directors shall have found in good faith to have involved willful misconduct or gross negligence on the part of the Employee in the conduct of his duties hereunder;

                  (vi) Employee's breach of his material obligations under the Agreement ("Material Breach");

                  (vii) Employee's failure to abide by the post-employment limitations, restrictions and prohibitions contained in the Sterling Agreement; or

                  (viii) Habitual absenteeism, chronic alcoholism or any other form of addiction on the part of the Employee that prevents him from performing the essential functions of his position with or without a reasonable accommodation.

         (b) If the employment of the Employee is terminated for Cause, all rights of the Employee under this Agreement shall cease as of the effective date of the termination, and except as expressly provided herein or as may be provided under any employee benefit plan, Employee shall not be entitled to any additional compensation, bonus, stock options, perquisites, or benefits, except those required to be paid under federal or state laws or regulations.

         (c) The Employee may terminate this Agreement at any time and for any reason, including but not limited to Good Reason, upon ninety (90) days prior written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean: (i) a material reduction in the Employee's duties or authority by the Company; (ii) a breach by the Company of its material obligations under this Agreement; or (iii) a material reduction in the Employee's compensation or benefits. Employee agrees that, before terminating the Agreement for Good Reason, he shall provide the Company with written notice of the basis of his claim that Good Reason exists to terminate the Agreement and provide the Company with a reasonable opportunity to cure.

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7.       COMPENSATION UPON TERMINATION

         (a) In the event of the termination of the Employee's employment by the Company for Cause the Company shall pay to the Employee his Base Salary and accrued incentive pay and options, if any, through the date of his termination, and the Employee shall have no further entitlement to any other compensation, bonuses, perquisites or benefits from the Company.

         (b) In the event that the Employee's employment is terminated by the Company during the Employment Period other than for Cause, except under a change in control circumstance (see 7.c & 7.d which shall supercede this paragraph), the Company shall continue to pay to the Employee his Base Salary, incentive compensation and options for the balance of the Employment Period (as if such termination had not occurred).

         (c) In the event that the Employee voluntarily resigns his employment during the Employment Period following a change in control of the Company through merger or acquisition, the following provisions shall prevail: (1) all stock options provided for in this Agreement, in addition to all grants of stock options made to Employee pursuant to any other prior agreement between the parties, will immediately vest; (2) the price of the stock options provided for in Section 5(c) hereunder shall be adjusted from $3.00 per share to $1.00 per share; and (3) the Company shall pay a severance benefit to Employee in the form of continuation of Base Salary for the period of six (6) months if Employee's resignation occurs within one (1) year of the date of the change in control of the Company or twelve (12) months salary continuation in the event Employee's resignation occurs after the one year anniversary of the change in control of the Company.

         (d) In the event that the Employee's employment is terminated by the Company during the Employment Period other than for Cause, following a change in control of the Company through merger or acquisition, the following provisions shall prevail: (1) all stock options provided for in this Agreement, in addition to all grants of stock options made to Employee pursuant to any other prior agreement between the parties, will immediately vest; (2) the price of the stock options provided for in Section 5(c) hereunder shall be adjusted from $3.00 per share to $1.00 per share; and (3) the Company shall pay a severance benefit to Employee in the form of continuation of Base Salary for the period of twenty-four (24) months following such termination

8.       NON-DISCLOSURE OF PROPRIETARY/CONFIDENTIAL INFORMATION

         Employee acknowledges that during the Employment Period, he will have access to information about the Company and that his employment with the Company shall bring him into close contact with many confidential affairs of the Company, and their respective customers, including without limitation, information regarding the Company's management, methods, operating techniques, procedures and methods, forms, sales methods, development and service methods and business techniques, customer and

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product information, customer and prospective customer lists, employee lists, information relating to the organizational structure of the Company and the skills, duties and responsibilities of the employees, training manuals and procedures, hardware systems, software programs, information relating to the prior, current or contemplated products or services offered by the Company, including without limitation, their specifications, the methods in which they are offered or provided and their price or cost, or the prior, current or contemplated systems, products, services and processes used or contemplated for use by the Company; and information that Employee has a reasonable basis to know was accepted by the Company from any third party under obligations of confidentiality ("Confidential Information"). Such Confidential Information is not readily available to the public and was developed at great effort and expense.

         In recognition of the foregoing, during and after the Employment Period and until such time as the Confidential Information is generally published or is available to the general public other than through Employee's unauthorized disclosure, regardless of the reason for any termination of employment, the Employee shall not, without the written consent of the Company, disclose or use or make available for anyone to use (except in the course of his employment or in furtherance of the business of the Company) any Confidential Information and the Employee shall during the continuance of his employment by the Company use his best efforts to prevent the unauthorized publication or misuse of any Confidential Information, provided, however, that Confidential Information shall not include any information (i) known generally to the public (other than as a result of unauthorized disclosure by the Employee); or (ii) developed by the Employee without violating any of the provisions of this Agreement.

9.       RETURN OF CONFIDENTIAL INFORMATION

         The Employee agrees that upon termination of his employment with the Company for any reason, he will immediately return to the Company all Confidential Information within his possession or under his control, and shall not at any time thereafter reproduce or copy same.

10.      ASSIGNMENT OF INVENTIONS

         (a) The Employee agrees that all inventions, designs, improvements, writings, and discoveries initiated, made or conceived during the Employment Period, whether solely by the Employee or in conjunction with others, that pertain to the business conducted by the Company, its affiliates and subsidiaries shall be the exclusive property of, and he hereby assigns all of his interest therein to, the Company or its designee. All rights and obligations hereunder shall continue in full force and effect after the termination of employment or the expiration of the Employment Period and shall be binding on the Employee's personal representatives or assigns. The Employee shall promptly disclose to the Company all such inventions, designs, improvements, writings and discoveries and shall, at the sole expense of the Company, assist the Company or its designee in obtaining patents and copyrights therefor that are deemed suitable for United States or foreign letters patent or copyrights and shall execute all documents and do all things necessary to obtain letters patent, copyrights, trademarks and trade names or to

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otherwise vest the Company with full and exclusive title thereto, and protect the same against infringements by others.

         (b) The parties explicitly acknowledge and agree that notwithstanding anything herein to the contrary, the Employee shall have and retain the right to use, without payment of any royalty, ideas, concepts, expressions, techniques, know-how, skills and experience possessed, developed or acquired by him prior to or during the Employment Period, and the right to market, develop or otherwise use any services or products, including without limitation any that may be similar to or competitive with services or products of the Company, provided, however, that the exercise of such rights shall not result in a disclosure or incorporation in any end product by the Employee of any specific item of Confidential Information.

11.      NON-COMPETITION DURING THE EMPLOYMENT PERIOD

         During the Employment Period, Employee shall not directly or indirectly, individually or on behalf of persons not now parties to this Agreement, or as a partner, stockholder, director, officer, principal, agent, employee, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity, which competes with the Company within or outside of the United States, including but not limited to, entering into or engaging in any business that competes with the Company; soliciting customers, business, patronage or orders for, or sell, any products or services in competition with the Company; diverting or taking away from the Company any customers, business, patronage or orders or attempting to do so; or promoting, assisting, financially or otherwise, any person, firm, association, partnership, corporation or other legal entity engaged in any business that competes with the Company. Employee acknowledges the reasonableness of this provision and the reasonableness of the geographic area and duration which are a part of this provision. Provided that the Employee's obligations under this Paragraph shall cease in the event: (1) Employee's employment is terminated by the Company for other than Cause; or (2) Employee resigns for Good Reason. In the event Employee is terminated for Cause or if he resigns his employment for other than a Good Reason, the obligations of this Paragraph shall continue in force for the remainder of the Employment Period.

12.      NON-SOLICITATION OF CUSTOMERS

         Employee agrees that during the Employment Period and for a period of one (1) year following the expiration of the Employment Period or any Renewal Period, the Employee will not, on his behalf or on behalf of any other person, firm, corporation, partnership, association, or other legal entity, call on, divert, take away, solicit or in any way assist in the solicitation of any of the Employer's customers or prospective customers.

13.      NON-SOLICITATION OF FORMER EMPLOYEES

         Employee agrees that during the Employment Period and for a period of one (1) year following the expiration of the Employment Period or any Renewal Period, the

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Employee will not, on his behalf or on behalf of any other person, firm, corporation, partnership, association, or other legal entity, divert, take away, solicit or attempt to solicit any of the current employees of the Company.

14.      SPECIFIC REMEDIES

         (a) If during the course of the Employment Period or any Renewal Period the Employee commits a breach of any of the provisions of this Agreement, such violation shall be deemed to be grounds for termination for Cause and the Company shall have the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the company, provided however that nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Employee.

         (b) If following the Employment Period the Employee commits a breach of any of the post-employment restrictions of this Agreement, the Company shall have the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the company and that money damages will not provide an adequate remedy to the Company, provided however that nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach of threatened breach, including the recovery of damages from the Employee.

15.      UNIQUE AND EXTRAORDINARY SERVICES

         Employee hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable.

16.      COOPERATION FOLLOWING TERMINATION

         Employee agrees that, following notice of termination of his employment, he shall cooperate fully with the Company in all matters relating to the completion of his pending work on behalf of the Company and the orderly transition of such work to such other employees as the Company may designate. Employee further agrees that during and following the termination of his employment he shall cooperate fully with the Company as to any and all claims, controversies, disputes or complaints over which he has any knowledge or that may relate to him or his employment relationship with the Company. Such cooperation includes, but is not limited to, providing the Company with all information known to him related to such claims, controversies, disputes or complaints and appearing and giving testimony in any forum.

         Following the conclusion of the Employment Period, the Company agrees that it will pay Employee at a rate of $100.00 per hour plus expenses for any services rendered on its behalf pursuant to this Paragraph.

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17.      GOVERNING LAW

         Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to conflict of law).

18.      INTEGRATION

         This Agreement, including the Exhibits attached hereto and made part hereof, constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements related to the subject matter hereof made prior to the date hereof.

19.      MODIFICATIONS AND AMENDMENTS

         This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and approved in writing by a majority of the Board of Directors. Such modification or amendment will not become effective until such approval has been given.

20.      SEVERABILITY

         If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

21.      NOTICE

         For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date delivered if delivered in person or by telecopy or if mailed, by registered mail, return receipt requested, postage prepaid, addressed to Employee as follows:

                  ---------------------------------

                  ---------------------------------

                  ---------------------------------

         If to the Company:

                  DynamicWeb Enterprises Inc.
                  271 Route 46 West
                  Fairfield, New Jersey 07004
                  ATTENTION:  Steven Vanechanos

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective upon receipt.

22.      WAIVER

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         The observation or performance of any condition or obligation imposed upon the Employee hereunder may be waived only upon the written consent of the Board of Directors of the Company. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of the Employee under this Agreement.

23.      ASSIGNMENT

         Neither party shall have the right to assign any rights or obligations under this Agreement without the prior written approval of the other party.

24.      HEADINGS

         The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written upon.

                                             DYNAMICWEB ENTERPRISES

                                             By /s/ Steven L. Vanechanos, Jr.
                                                -------------------------------
                                                Name: Steven L. Vanechanos, Jr.
                                                Title: Chief Executive Officer


                                                 /s/ James Conners
                                                -------------------------------
                                                JAMES CONNERS



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